Exhibit 10.2

Amendment No. 1 to

Dynamic Materials Corporation 2006 Stock Incentive Plan

This Amendment No. 1 (the “Amendment”) to the Dynamic Materials Corporation 2006 Stock Incentive Plan (the “Plan”), has been adopted by the Board of Directors of Dynamic Materials Corporation, a Delaware corporation (the “Company”), on March 11, 2013 to be effective as of such date; provided however, that Section 1 of this Amendment shall not be effective until approved by the affirmative vote of a majority of the stockholders of the Company.

1.                                      Increase in Number of Shares Available.  Section 3(a) of the Plan is hereby amended to read in its entirety as follows:

Number of Shares Available for Grants.  Subject to adjustment as provided in Section 18 hereof, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be 1,617,500.  The Shares to be issued pursuant to the Awards may be authorized but unissued Shares or treasury Shares.

2.                                      Limitation on Number of Incentive Stock Options.  Section 3(b)(i) of the Plan is hereby amended to read in its entirety as follows:

Options and SARs:  The maximum of Shares to which Options and SARs may be granted in any 36-month period to any one Participant shall be 425,000 Shares.  If the Options are Incentive Stock Options, the maximum aggregate number of Shares that may be granted with respect thereto in any 12-month to any one Participant shall be 150,000 Shares.

3.                                      Limitation on Shorter Period of Restriction.  Section 8(c) is hereby amended by replacing “five percent (5%)” with “twenty percent (20%).”

4.                                      Code Section 409A Matters.  Section 24(f) of the Plan is hereby amended to read in its entirety as follows:

Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”).  Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section

409A.  Notwithstanding anything in this Plan or Award granted hereunder to the contrary, in no event will the Committee provide for the deferral of settlement or vesting of any award, on a mandatory basis or Participant elective basis, unless such deferral is documented in writing and administered in compliance with Section 409A.  In no event shall the number, kinds, or exercise price of any Award granted hereunder be modified or extended if such modification or extension would result in a violation of Section 409A.